Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

August 17, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on August 17, 2010, it was notified by Ms Barbara Deptula, a Person Discharging Managerial Responsibility, of the exercise, on August 16, 2010, of Stock Appreciation Rights over 13,334 Shire American Depositary Shares (“ADSs”) at an exercise price of $49.36, resulting in 3,795 ADSs being released.

The Company was also notified by Ms Deptula on August 17, 2010 of the following sale of ADSs and Shire plc ordinary shares of 5p each (“Shares”).

Date of Sale	Number of ADSs sold	Number of Shares sold	Sale Price

August 16, 2010	3,795	-	$69.00
August 13, 2010	13,317	-	$68.816
August 13, 2010	1,300	-	$68.910
August 13, 2010	2,437	-	$68.76
August 13, 2010	-	21,617	£14.767573

Following the above transactions, Ms Deptula holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 81,797 ADSs. One ADS equals 3 Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations

Eric Rojas	erojas@shire.com	+1 781 482 0999

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX